Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Robert Buck is Appointed Chairman of Beacon Roofing Supply

Drew Logie to Remain on the Board of Directors

PEABODY, MASS.—(BUSINESS WIRE)—March 1, 2007—Beacon Roofing Supply, Inc. (“Beacon” or the “Company”) (Nasdaq: BECN) announced today that Andrew (“Drew”) Logie has retired from his position as Chairman of the Company’s Board of Directors and that Robert (“Bob”) Buck, President and CEO, has been appointed the Company’s new Chairman of the Board. Mr. Logie will remain a Director.

In 1984, Mr. Logie and a group of investors acquired the Company’s predecessor, Beacon Sales Company, Inc., which was founded in Charlestown, Mass. in 1928. As its new CEO, Mr. Logie oversaw the growth of the business from three to seven branches, with sales increasing six-fold to $70 million in 1997. From 1997 to October 2003, he was the Company’s Chairman and Chief Executive Officer, and also President for most of that period.  He served as the Company’s Chairman thereafter. Mr. Logie has over 40 years of experience in the roofing industry.

Mr. Buck joined the Company as President and CEO in October 2003 and has overseen the growth of the Company from 65 branches to the current 158 branches and from approximately $600 million in annual sales to $1.5 billion in fiscal year 2006. Prior to joining the Company, he served as President—Uniform Rental Division of Cintas Corporation from July 1997. From 1991 through 1997, he served as Senior Vice President—Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President—Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as a director of Kendle International, Inc. and Multi-Color Corporation, both of which are Nasdaq-traded companies, and privately-held LVI Services, Inc.

Commenting on his new role and Mr. Buck’s appointment, Mr. Logie said, “It has been an honor to serve as Chairman of the Company for the past ten tremendously successful years and I am pleased to hand over the reigns to Bob’s capable hands. I am confident that Bob will continue to lead the Company to new record levels of sales and profits in the future, and I plan to assist him in that effort as a continued active member of the Board.” Mr. Buck remarked, “Drew’s strong work ethic and strategic foresight formed Beacon into a regional leader in the roofing distribution industry, and he has assisted in our continued rapid growth to be one of the three largest distributors of roofing materials and complementary building products in North America. We look forward to Drew’s continued contributions as an integral member of our Board.”

About Beacon Roofing Supply, Inc.

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, operating 158 branches in 31 states in the United States and Canada.

For more information:  Dave Grace, CFO 978-535-7668 x14

SOURCE:  Beacon Roofing Supply, Inc.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the

Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.